Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-182417) on Form N-1A of Affinity Small Cap Fund, a series of Two Roads Shared Trust, of our report dated September 29, 2016, relating to our audit of the financial statements and financial highlights, which appear in the July 31, 2016 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the captions “Financial Highlights”, "Independent Registered Public Accounting Firm" and “Portfolio Holdings Information” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

November 28, 2016